UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   September 9, 2005

FOREST OIL CORPORATION

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

On September 12, 2005, Forest announced that it had agreed to a transaction with Mariner Energy, Inc. (“Mariner”) in which Forest will spin-off of its offshore Gulf of Mexico operations to its shareholders and immediately thereafter merge those operations into a wholly-owned subsidiary of Mariner in a stock-for-stock transaction.  In connection with the transaction, on September 9, 2005, Forest entered into several agreements, including (1) an Agreement and Plan of Merger (the “Merger Agreement”) with SML Wellhead Corporation, a wholly-owned subsidiary of Forest (SML), Mariner, and MEI Sub, Inc., a wholly-owned subsidiary of Mariner (“Merger Sub”), (2) a Distribution Agreement (the “Distribution Agreement”) with SML, (3) an Employee Benefits Agreement (the “Employee Benefits Agreement”) with SML, (4) a Transition Services Agreement (the “Transition Services Agreement”) with SML, and (5) a Tax Sharing Agreement (the “Tax Sharing Agreement”) with SML and Mariner.

Merger Agreement

The Merger Agreement provides that SML will merge with and into Merger Sub (the “Merger”), with SML as the surviving corporation.  As a result of the Merger, SML will become a wholly-owned subsidiary of Mariner.  The Merger will occur immediately after the pro rata distribution to Forest shareholders of all of the shares of SML common stock owned by Forest (the “Distribution”).  At the effective time of the Merger, each outstanding share of SML will be converted into the right to receive shares of Mariner common stock on a one-for-one basis.  Following the Merger, Forest shareholders will hold, on a diluted basis, approximately 58% of the issued and outstanding common stock of Mariner.

The Merger Agreement provides that, following the Merger, the Board of Directors of Mariner will be increased to seven directors, including five directors of Mariner in place immediately prior to the Merger and two directors to be mutually agreed upon by Forest and Mariner. The directors and officers of Merger Sub immediately prior to the Merger will serve as the directors and officers of SML following the Merger.

The Merger Agreement contains customary representations and warranties by each of the parties, including, among others, covenants to conduct the businesses of Mariner, Merger Sub, Forest and SML in the ordinary course between the execution of the Merger Agreement and the closing of the Merger and covenants not to engage in certain types of activities and transactions during such period.  In addition, Mariner covenants to file a proxy statement/prospectus and registration statement on Form S-4 with the Securities and Exchange Commission, apply to list its shares of common stock on the New York Stock Exchange or on the Nasdaq system, and, subject to certain exceptions, call a meeting of its stockholders to consider the transaction, not to solicit alternative transactions or enter into discussions or provide confidential information in connection with alternative transactions, and have its board of directors recommend that its stockholders approve the Merger.

Completion of the Merger is subject to customary types of conditions, including, among others:  (1) receipt of regulatory approvals, (2) the absence of legal impediments prohibiting the transactions, (3) the Distribution having occurred, (4) approval of the transaction by Mariner stockholders, (5)  the effectiveness of the registration statement concerning the Mariner shares to be issued in connection with the Merger, (6) approval of the listing of the Mariner shares on the NYSE or Nasdaq, (7)  receipt of consents from Forest’s bondholders and Forest’s lenders under its credit facility, (8) receipt of consents from Mariner’s lenders under its credit facility, (9) the parties’ performance of their respective covenants, and (10) receipt of customary tax opinions to the effect that the Merger will constitute a tax-free reorganization under Internal Revenue Code of 1986, as amended.

The Merger Agreement contains certain termination rights for both Forest and Mariner.  If the Merger Agreement is terminated as a result of a superior offer, Mariner may be required to pay Forest a termination fee of $25 million.

Distribution Agreement

Pursuant to the Distribution Agreement, prior to the Merger, Forest will contribute to SML the assets associated with its offshore Gulf of Mexico operations and SML will assume the liabilities associated with the offshore Gulf of Mexico operations that arise after June 30, 2005, along with certain environmental, abandonment, derivative and other identified liabilities.  Immediately prior to the Merger, after the assets have been contributed to SML, Forest will complete the Distribution by distributing to its shareholders on a pro rata basis all of the shares of SML common stock owned by Forest immediately prior to the Distribution.

As of the date of the Distribution, it is expected that SML will have issued and outstanding common stock equal to 50,637,010, which amount may be adjusted upwards, to 51,368,707 shares, if a condition tied to Mariner is not satisfied.  In addition to receiving all of the shares of SML in exchange for the offshore Gulf of Mexico assets, the parties have agreed to pay a cash amount.  It is expected that SML will pay Forest a cash amount equal to $200 million, subject to a number of adjustments to reflect the July 1, 2005 economic effective date of the contribution of the offshore Gulf of Mexico assets and liabilities to SML, although if the condition tied to Mariner is not satisfied, the cash amount may equal $275 million, subject to adjustment.  The cash amount paid on the date of the Distribution will be subject to adjustment following the closing of the Merger, to the extent that estimates made at the closing are adjusted to conform to the final accounting results.

The Distribution Agreement provides that the Distribution will occur only if certain conditions are satisfied or waived, including a number of the conditions that are set forth in the Merger Agreement, such as the receipt of regulatory approvals, the absence of legal impediments prohibiting the transaction, approval of the Merger by Mariner stockholders, the effectiveness of the registration statement concerning the Mariner shares to be issued in connection with the Merger, approval of the listing of the shares on the NYSE or Nasdaq, Mariner’s performance of its covenants under the Merger Agreement, receipt of consents from Forest’s bondholders, and the receipt of a tax opinion to the effect that the contribution of the offshore Gulf of Mexico assets and the Distribution transactions will constitute tax-free transactions.  In the event the Merger Agreement is terminated, Forest may terminate the Distribution Agreement without further obligation.

Following the Distribution, Forest and SML have agreed to indemnify the other for the liabilities of their respective businesses, as allocated pursuant to the terms of the Distribution Agreement.

Transition Services Agreement

In order to facilitate the transition of the offshore Gulf of Mexico business from Forest to SML, Forest has agreed to provide SML with certain transition services as may be requested by SML for a period of up to six months following the merger.  SML will pay Forest fees for the transition services at competitive rates.  Forest may terminate this agreement in the event the Merger Agreement is terminated.

Employee Benefits Agreement

The Employee Benefits Agreement provides for the treatment of employees whose primary responsibilities include activities supporting the offshore Gulf of Mexico operation and for the parties’ liabilities and responsibilities with respect to employee compensation, benefits and related matters, including the treatment of employee stock options held by Forest employees who continue their employment with SML or Mariner.  In addition to the covenants included in the Merger Agreement concerning employee matters, this agreement provides for the treatment of vested stock options as well as unvested stock options held as of the date of the Distribution, which unvested options will be converted into options to acquire Mariner common stock under a plan maintained by Mariner, on the same terms as in effect immediately prior to the conversion of the stock options. Forest anticipates that approximately 130 employees will be transfered to SML on or before the Distribution date.

Under the Employee Benefits Agreement, Forest and SML agree to indemnify the other party in connection with the liabilities associated with the employees related to their respective businesses following the Merger. This agreement will automatically terminate in the event the Merger Agreement is terminated.

Tax Sharing Agreement

The Tax Sharing Agreement provides for the payment of the assumed tax liabilities by each of the parties and specifies the party entitled to receive any tax refunds, allocates responsibility for filing tax returns, addresses the cooperation among the parties relating to the taxes and tax returns associated with the offshore Gulf of Mexico operation that Forest will contribute to SML, and provides for indemnification.  Forest agrees to indemnify SML and Mariner, and SML and Mariner agree to indemnify Forest, as the case may be, for the tax liabilities attributable to taxes associated with the operations being spun-off to SML.  The Tax Sharing Agreement includes representations and warranties and covenants by each of the parties that are designed to preserve the tax-free status of the Merger and related transactions.  The Tax Sharing Agreement will take effect on the date of the Distribution and will automatically terminate in the event the Merger Agreement is terminated.

The foregoing description of the Merger Agreement, Distribution Agreement, Transition Services Agreement, Employee Benefits Agreement and Tax Sharing Agreement and the transactions contemplated by the agreements is a summary and is qualified in its entirety by reference to the complete agreements.  Forest expects to file copies of the complete agreements with the SEC with its next quarterly report on Form 10-Q or by means of a Current Report on Form 8-K.

These materials are not a substitute for the registration statement that will be filed with the Securities and Exchange Commission in connection with the transaction, or the proxy statement/prospectus-information statement to be mailed to stockholders. Investors are urged to read the proxy statement/prospectus-information statement which will contain important information, including detailed risk factors, when it becomes available. The proxy statement/prospectus-information statement and other documents that will be filed by Forest and Mariner with the Securities and Exchange Commission will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to Forest Oil Corporation, 707 17th Street, Suite 3600, Denver, CO 80202, Attention: Investor Relations; or by directing a request when such a filing is made to Mariner Energy, Inc., 2101 CityWest Blvd., Bldg. 4, Ste. 900, Houston, TX 77042-2831, Attention: Investor Relations.

Mariner, Forest and their respective directors, and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the participants in the solicitation will be set forth in the proxy statement/prospectus-information statement when it becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION
(Registrant)

Dated: September 15, 2005	By	/s/ CYRUS D. MARTER IV
Cyrus D. Marter IV
Vice President, General Counsel and
Secretary